AMERICAN SHARED HOSPITAL SERVICES

REPORTS FOURTH QUARTER AND 2013 RESULTS

San Francisco, CA -- March 27, 2014 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the fourth quarter and 2013.

Fourth Quarter Results

Medical services revenue for the three months ended December 31, 2013 decreased 4.6% to $3,937,000, compared to medical services revenue for the fourth quarter of 2012 of $4,125,000.

The net loss for the fourth quarter of 2013 of $82,000, or $0.02 per basic and diluted share, included a pre-tax loss from foreign currency transactions of $334,000 due to the weakening of the Turkish Lira against the U.S. Dollar. Before this foreign currency transaction loss, pre-tax income for the fourth quarter of 2013 was $151,000, net of losses attributable to non-controlling interests. In comparison, net income for the fourth quarter of 2012 of $5,000, or $0.00 per basic and diluted share, included a pre-tax gain from foreign currency transactions of $137,000. Before this foreign currency transaction gain, the pre-tax loss for the fourth quarter of 2012 was $18,000, net of income attributable to non-controlling interests.

Operating income for the fourth quarter of 2013 increased to $262,000, compared to operating income for the fourth quarter of 2012 of $56,000.

The number of procedures performed on Gamma Knife® PerfexionTM systems supplied by AMS increased 5% for the fourth quarter and 18% for 2013 compared to the same periods of 2012. The total number of procedures performed in AMS' Gamma Knife business, including Gamma Knife and Gamma Knife Perfexion procedures, increased 7% for the fourth quarter and 19% for 2013 compared to the same periods of 2012.

Medical services gross margin for the fourth quarter of 2013 was 34.3%, compared to medical services gross margin of 37.0% for the fourth quarter of 2012.

Selling and administrative expenses for the fourth quarter of 2013 decreased 21.2% to $750,000 compared to $952,000 for the fourth quarter of 2012.

Twelve Months Results

For the twelve months ended December 31, 2013, medical services revenue increased 3.1% to $17,584,000, compared to medical services revenue of $17,048,000 for 2012.

The net loss for 2013 of $312,000, or $0.07 per basic and diluted share, included a pre-tax loss from foreign currency transactions of $1,174,000. Before this foreign currency transaction loss, pre-tax income for 2013 was $438,000, net of losses attributable to non-controlling interests. Net income for 2012 of $38,000, or $0.01 per basic and diluted share, included a pre-tax gain from foreign currency transactions of $132,000. Before this foreign currency transaction gain, pre-tax income for 2012 was $70,000, net of income attributable to non-controlling interests.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $1,984,000 for the fourth quarter and $7,969,000 for 2013, compared to $2,067,000 for the fourth quarter and $8,306,000 for 2012.

Balance Sheet Highlights

At December 31, 2013, cash, cash equivalents and certificates of deposit were $10,909,000 compared to $10,564,000 at December 31, 2012. Shareholders' equity December 31, 2013 was $24,055,000, or $5.22 per outstanding share. This compares to shareholders' equity at December 31, 2012 of $24,830,000, or $5.39 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "We delivered higher operating and pre-tax income before foreign currency transaction charges for the fourth quarter and 2013 compared to the same periods of 2012 in one of the most challenging environments we have faced in AMS's history. The reduction in Medicare reimbursement for Gamma Knife services that went into effect on April 1, 2013, as mandated by the American Taxpayer Relief Act of 2012, was a significant headwind, as was an unfavorable mix of procedures by location in the fourth quarter.

"We were able to offset the impact of reduced reimbursement to some extent with higher patient volume at a number of our established sites, as well as the addition of two Gamma Knife Perfexion units to our portfolio during the past year. We also reduced our costs aggressively. We cut selling and administrative expenses by about 21% for the fourth quarter of 2013 compared to prior year, partly the anticipated result of the program we announced in late April to reduce future cash outlays by approximately $1,000,000 annually. Additionally, we reduced interest expense by refinancing some of our more mature Gamma Knife units, and paid off one of the Company's debt obligations in 2013.

"Reimbursement for Gamma Knife services will increase in 2014. Effective January 1, 2014, CMS Gamma Knife delivery code reimbursement increased to $3,592 from the previous rate of $3,301. It is estimated that including ancillary services and outlier adjustments, if applicable, Gamma Knife centers may receive Medicare reimbursement of up to $9,000 per treatment under the recently announced CMS rates.

"CMS also announced 2014 proton therapy delivery code rates per daily session of $872 (versus $1,137 in 2013) for a simple treatment and $1,205 (versus $682 in 2013) for an intermediate or complex treatment. These rates are consistent with our proton therapy business plan.

"Construction of the dedicated proton center at the University of Florida Health Cancer Center at Orlando Health is moving steadily forward. AMS will supply a MEVION S250TM Proton Therapy System for this facility. FDA approval of the MEVION S250 was received last year. Delivery of the MEVION synchrocyclotron to the UF Health Cancer Center is expected late this summer, and the facility is expected to begin treating patients in late 2015. We see the UF Health Cancer Center at Orlando Health as the model for additional proton centers AMS is developing."

Dr. Bates noted that in December 2013, Mevion announced that the world's first MEVION S250 proton therapy treatment was delivered to a patient at the S. Lee Kling Center for Proton Therapy at the Siteman Cancer Center at Barnes-Jewish Hospital and Washington University School of Medicine in St. Louis, the initial site for the system. This was followed by the first MEVION S250 proton therapy treatment delivered to a pediatric patient at Barnes-Jewish Hospital in February 2014.

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 351-9852 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, , or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 3696 5752#.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Mevion Medical Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012, the Quarterly Report on Form 10-Q for the quarters ended on March 31, 2013, June 30, 2013, and September 30, 2013, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 11, 2013.

Contacts:	American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

e.bates@ashs.com

Berkman Associates

Neil Berkman, (310) 477-3118

President

info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	March 27, 2014
Page 4	Fourth Quarter 2013 Financial Results

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012

Medical services revenue	$3,937,000	$4,125,000	$17,584,000	$17,048,000
Costs of revenue	2,585,000	2,600,000	10,640,000	10,118,000

Gross margin	1,352,000	1,525,000	6,944,000	6,930,000

Selling & administrative expense	750,000	952,000	4,025,000	4,045,000
Interest expense	340,000	517,000	1,799,000	2,155,000

Operating income	262,000	56,000	1,120,000	730,000

Gain (loss) foreign currency transactions	(334,000)	137,000	(1,174,000)	132,000
Other income	6,000	28,000	25,000	58,000

Income (loss) before income taxes	(66,000)	221,000	(29,000)	920,000
Income tax expense	44,000	55,000	84,000	107,000

Net income (loss)	$(110,000)	$166,000	$(113,000)	$813,000

Less: Net (income) loss attributable
to non-controlling interest	28,000	(161,000)	(199,000)	(775,000)

Net income (loss) attributable to
American Shared Hospital Services	$(82,000)	$5,000	$(312,000)	$38,000

Earnings (loss) per common share:
Basic	$(0.02)	$0.00	$(0.07)	$0.01
Assuming dilution	$(0.02)	$0.00	$(0.07)	$0.01

	Balance Sheet Data
	December 31,
	2013	2012

Cash and cash equivalents	$1,909,000	$1,564,000
Current assets	$7,706,000	$6,956,000
Certificate of deposit	$9,000,000	$9,000,000
Investment in equity securities	$2,701,000	$2,687,000
Total assets	$71,742,000	$73,323,000

Current liabilities	$11,785,000	$9,653,000
Shareholders' equity	$24,055,000	$24,830,000